PROSPECTUS SUPPLEMENT NO. 7

Filed Pursuant to Rule 424(b)(3)

TO PROSPECTUS DATED MARCH 15, 2006

Registration No. 333-132045

PCS EDVENTURES!.COM, INC.

Supplement No. 7

to

Prospectus Dated March 15, 2006

This Prospectus Supplement No. 7 supplements and amends certain information contained in our Prospectus, dated March 15, 2006.  This Prospectus Supplement No. 7 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus and our Prospectus Supplement Nos. 1 through 6, which were filed with the Securities and Exchange Commission on July 12, 2006; April 11, 2007; June 6, 2007; July 5, 2007; July 1, 2008; and July 15, 2009, respectively. This Prospectus Supplement No. 7 is qualified by reference to the Prospectus and Prospectus Supplement Nos. 1 and 6, except to the extent that the information in this Prospectus Supplement No. 7 supersedes the information contained in the Prospectus and Prospectus Supplement Nos. 1 through 6.

The disclosure under the caption “Use of Proceeds” on page 10 of the Prospectus is hereby amended to read as follows:

Use of Proceeds

We will not receive any part of the proceeds from sale of our common stock.  However, we will receive $1,876,800 if all of the currently outstanding warrants referenced herein are exercised.  As of the date of this prospectus, 2,040,000 of our Class A Warrants and 200,000 of our Class B Warrants have been exercised, for total gross proceeds of $1,851,200.  Our Class A Warrants, of which 460,000 are currently outstanding, are exercisable at a price of $0.68 per share, and our Class B Warrants, of which 2,300,000 are currently outstanding, are also exercisable at a price of $0.68 per share.  As of September 28, 2009, the bid price of our common stock was $1.15 per share, which was more than the exercise price of both our Class A Warrants and our Class B Warrants.  For a detailed description of our outstanding warrants, see the Warrant Table under the caption “Description of Securities.”

A new final paragraph is hereby added to page 11 of the Prospectus, to read as follows:

Effective as of October 8, 2009, the Company and Burlingame executed a Warrant Amendment Agreement by which the exercise price of the 2,300,000 Class B Warrants held by Burlingame was reduced to $0.68 per share, and the expiration date of the Class B Warrants was extended to December 31, 2010, subject to the right to further extend such expiration date to

December 31, 2011, upon the parties’ mutual written consent.  Under the Warrant Amendment Agreement, we may also call Burlingame’s Class B Warrant to purchase up to 460,000 shares of our common stock following each calendar quarter during which the average closing bid price of our common stock exceeds $1.00 per share.

Footnote No. 6 on pages 12 and 13 of the Prospectus is hereby amended to read as follows:

(6) Includes the following shares underlying warrants that are described in the warrant table in our description of our securities, and assumes that all such warrants are exercised and all common stock owned or received on the exercise of the warrants is sold:

460,000 shares issuable upon exercise of all Class A Warrants; and 2,300,000 shares issuable upon exercise of all Class B Warrants.

Both the Class A Warrants and the Class B Warrants are exercisable at a price of $0.68 per share.

The table and footnotes on page 21 of the Prospectus are hereby amended to read as follows:

Warrant Table

The following is a description of our outstanding warrants:

Per Share

Date of

Number of

Exercise

Holder

Grant

Term

Shares

Price

Burlingame Equity

12-29-05

12-29-09

   460,000(1)(2)

$0.68

Investors, LP

Burlingame Equity

12-29-05

12-31-10(3)

2,300,000(1)(2)

$0.68

Investors, LP

Jerry Faulkner

 5-10-08

  5-10-18

   100,000

$1.30

(1) These shares are among the shares that may be offered and sold pursuant to the registration statement of which this prospectus is a part.

(2) Barron Partners LP assigned these warrants to Burlingame Equity Investors, LP on April 11, 2007, in accordance with the terms of the warrants.

(3) The expiration date of this warrant may be further extended to December 31, 2011, upon the mutual written consent of the Company and the warrant holder.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The date of this Prospectus Supplement No. 7 is October 12, 2009.